PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 28, 2026)

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-294173

ADLAI NORTYE LTD.

Up to 98,577,627 Class A Ordinary Shares
(represented by 32,859,209 American Depositary Shares)
Offered by the Selling Shareholders

This prospectus supplement (this “prospectus supplement”) amends and supplements information contained or incorporated by reference in the prospectus dated April 28, 2026 (the “prospectus”) relating to the resale from time to time by the selling shareholders identified therein (the “Selling Shareholders”) of up to 98,577,627 Class A ordinary shares, par value US$0.0001 per share, represented by 32,859,209 American Depositary Shares, or ADSs, each ADS representing three Class A ordinary shares, of Adlai Nortye Ltd. (the “Company,” “we,” “us” or “our”).

The purpose of this prospectus supplement is solely to supplement and amend the “Selling Shareholders” section commencing on page 40 of the prospectus to reflect that SILV Fund, Ltd. (“SILV Fund”) should be identified as the Selling Shareholder with respect to certain of the Class A ordinary shares previously identified in the prospectus as held by Point72 Associates, LLC (“Point72”). For the avoidance of doubt, this prospectus supplement does not increase or otherwise modify the number of Class A ordinary shares registered for resale under the prospectus.

This prospectus supplement should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that information contained herein supersedes the information contained or incorporated by reference in the prospectus. This prospectus supplement may only be delivered or utilized in connection with the prospectus and any future amendments or supplements thereto.

Our ADSs are listed on The Nasdaq Stock Market under the symbol “ANL”. On July 17, 2026, the last reported sale price of the ADSs on Nasdaq was US$11.53 per ADS.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 of the prospectus and in our filings with the Securities and Exchange Commission incorporated by reference into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 20, 2026.

Selling Shareholders

The following information amends and supplements the information that appears under the heading “Selling Shareholders” beginning on page 40 of the prospectus. Capitalized terms used herein but not defined have the meanings ascribed to such terms in the prospectus.

Point72, a Selling Shareholder identified in the prospectus, has informed us that an aggregate of 2,307,690 Class A ordinary shares previously identified under the February 2026 Private Placement in the prospectus as held by Point72 were transferred to SILV Fund. Point 72 remains as the Selling Shareholder of 2,943,396 Class A ordinary shares previously identified under the April 2026 Private Placement. Accordingly, the disclosure in the prospectus is hereby supplemented and amended to add SILV Fund as a Selling Shareholder with respect to such transferred shares. This prospectus supplement does not change the aggregate number of Class A ordinary shares being offered for resale under the prospectus.

The percentages of Class A ordinary shares owned after the offering by the Selling Shareholders below are based on 218,578,430 Class A ordinary shares outstanding as of April 21, 2026. The following table reflects the applicable amended information with respect to SILV Fund. All information regarding the Selling Shareholders identified below was provided by or on behalf of such Selling Shareholders.

Name of Selling Shareholders	Number of Class A Ordinary Shares Being Offered	Percentage Ownership	Private Placement
Point72 Associates, LLC(11)	2,943,396	1.35%	April 2026 Private Placement
SILV Fund, Ltd.(39)	2,307,690	1.06%	February 2026 Private Placement

(11)	Represents an aggregate of 2,943,396 Class A ordinary shares acquired by Point72 Associates, LLC in February 2026 Private Placement and April 2026 Private Placement, respectively. The registered address of Point72 Associates, LLC is c/o Point72 Asset Management, 72 Cumming Point Road, Stamford, CT 06902.

(39)	Represents 2,307,690 Class A ordinary shares held by SILV Fund, Ltd. Sirenia Capital Management LP (“Sirenia”) is the investment manager of SILV Fund, Ltd. and as such has investment and voting power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address for SILV Fund, Ltd. is c/o Sirenia Capital Management LP, 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.

All of the other portions of the prospectus remain unchanged.